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                                                                 Exhibit (99)(a)


Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                          CONTACT:  DAVID A. KAUER
                                                         VICE PRESIDENT AND
                                                         CHIEF FINANCIAL OFFICER
                                                         (614) 792-0468

                INSILCO SEEKS CONSENT AND WAIVER FROM NOTEHOLDERS

               Offers Cash Payment for Noteholder Consent to Waive
                        Change of Control Purchase Offer

         COLUMBUS, OHIO, OCTOBER 15, 1998 -- INSILCO CORPORATION (OTC BULLETIN BOARD:INSL) said today that it has launched a Consent Solicitation to the holders of its 10.25% Senior Subordinated Notes, due in 2007, requesting the waiver of certain rights contained in the Note indenture dated August 12, 1997. Following Insilco's change of control on August 17, 1998, the Company was required to make, and has commenced an offer to purchase the outstanding Notes at a price of 101% of the principal amount, plus accrued and unpaid interest.

         Insilco said that it is seeking from the holders of not more than 80% of the outstanding principal amount of the Notes consent to waive their right to tender the Notes pursuant to the offer to purchase and to agree instead to keep the notes outstanding. In exchange for the waiver, Insilco will make a cash payment of $70 per $1,000 principal amount. Holders who have given their consent must also agree not to transfer their Notes to any person or to tender their notes in connection with the offer to purchase prior to its expiration. Noteholders who have already tendered their Notes in connection with the offer to purchase may still elect to consent to the waiver and receive the cash payment if they withdraw their tender and comply with the procedures set forth in the Consent Solicitation. If consent agreements are received for more than 80% of the outstanding Notes, selection of the Notes for which Consents are to be accepted will be made by the company's Solicitation Agent, The Bank of New York, on a pro rata basis, although Insilco has the option of accepting additional consents and of accepting consents even if fewer are granted.

         The Consent Solicitation will expire at 5:00 PM, New York City time, on Friday, October 30, 1998, unless the Consent Solicitation is extended by the Company. The Agent for the Consent Solicitation is The Bank of New York. Copies of the Consent Solicitation and related materials, dated October 15, 1998, are being mailed to all Noteholders of record. A detailed explanation of the terms of the Consent Solicitation, and procedures for participating, are included in these materials. Additional copies of these materials may be obtained by calling Odell Romeo in the Reorganization Section of the Bank of New York at 212-815-6337.
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         Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. The Company had 1997 revenues in excess of $500 million.


Investor Relations Contact: David A. Kauer or Stephen Smith, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.